July 18, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated July 15, 2019 of Alpha Investment, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained herein.

Soles, Heyn & Company, LLP

Soles, Heyn & Company, LLP
West Palm Beach, FL